Exhibit 99.1

October 23, 2017

IMMUNE PHARMACEUTICALS INC. ANNOUNCES CLOSING OF $18,000,000 PUBLIC OFFERING OF CONVERTIBLE PREFERRED STOCK AND WARRANTS

ENGLEWOOD CLIFFS, N.J., (BUSINESS WIRE) – Immune Pharmaceuticals Inc. (“Immune”) (NASDAQ: IMNP) a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases, today announced the closing of its previously announced public offering of units for gross proceeds of $18,000,000, which excludes underwriting discounts and commissions and offering expenses payable by Immune.

The offering was comprised of units, priced at a public offering price of $1,000 per unit. Each unit consists of one share of Series E Convertible Preferred Stock and 982 warrants (the “Warrants”), each of which entitles the holder to purchase one share of Immune’s common stock. The Warrants are initially exercisable at an exercise price of $1.10 per share and expire 7 years from the date of issuance.

The Series E Preferred Stock is convertible into shares of common stock by dividing the stated value of the Series E Preferred Stock ($1,080) by the Conversion Price. The “Conversion Price” is as follows: (i) for the first 40 trading days following the closing of this offering, $1.10 per share of common stock (the “Set Price”), and (ii) after such 40 trading days, the lesser of (a) the Set Price and (b) 87.5% of the lowest volume weighted average price for Immune’s common stock during the five trading days prior to the date of the notice of conversion, subject to further adjustments.

Maxim Group LLC acted as sole book-running manager in connection with the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-220413), which was declared effective by the United States Securities and Exchange Commission ("SEC") on October 18, 2017.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Immune with the SEC on October 20, 2017. Copies of the final prospectus may also be obtained by contacting Maxim Group LLC, 405 Lexington Ave., New York, NY, 10174; Attn: Prospectus Department, or by Telephone: (800) 724-0761; or Email:syndicate@maximgrp.com.

About Immune Pharmaceuticals

Immune Pharmaceuticals is a biopharmaceutical company developing novel therapeutic agents for the treatment of immunologic and inflammatory diseases. Immune’s lead program, bertilimumab, is a first-in-class, fully human monoclonal antibody that targets and lowers levels of eotaxin-1, a chemokine that plays a role in immune responses and attracts eosinophils to the site of inflammation. By neutralizing eotaxin-1, bertilimumab may prevent the migration of eosinophils and other cells, thus helping to relieve associated inflammatory conditions. Currently, Immune is conducting two phase 2 clinical trials to test bertilimumab in patients suffering from bullous pemphigoid and ulcerative colitis, respectively. Bertilimumab may have application in other diseases, including atopic dermatitis, immune and inflammatory hepatitis, and asthma.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of Immune relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune’s product candidates and the sufficiency of Immune’s cash and other capital resources, the continued development by Immune of bertilimumab or its determination to seek Orphan Drug designation for the pharmaceutical product of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Immune’s ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. In addition, there can be no assurance that Immune will successfully complete its anticipated corporate restructuring, or that Immune will be able to reduce expenses, capitalize on strategic alternatives, develop its assets, and generate value for shareholders. Immune may, at any time and for any reason until the proposed spin-off is complete, abandon the spin-off or modify its terms and conditions, or consider competing, alternate or complimentary transactions or offers by third parties at the discretion of Immune’s board of directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune’s filings with the Securities and Exchange Commission, including those discussed in Immune’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

Contacts

Immune Pharmaceuticals Inc.
Elliot Maza
investors@immunepharma.com

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